Exhibit (l)(ii)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

December 2, 2014

GAMCO Global Gold, Natural Resources & Income Trust

One Corporate Center

Rye, New York 10580-1422

RE:	GAMCO Global Gold, Natural Resources & Income Trust

Common Shares Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to GAMCO Global Gold, Natural Resources & Income Trust, a Delaware statutory trust (the “Company”), in connection with the Company’s sale of up to [10,000,000] shares (the “Securities”) of the Company’s common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), pursuant to the Sales Agreement, dated November 20, 2014, by and among G.research, Inc., the Company and Gabelli Funds, LLC, a Delaware limited liability company and the investment adviser to the Company (the “Sales Agreement”).

This opinion is being furnished in accordance with the requirements of sub paragraph (l) of item 25.2 of part C of Form N-2.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of: (i) an executed copy of the Sales Agreement; (ii) the Company’s shelf registration statement on Form N-2 (File No. 333-198978) filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 26, 2014, under the Securities Act of 1933, as amended (the “Securities Act”), as amended by pre-effective Amendment No. 1 thereto (as amended, the “Registration Statement”); (iii) the Certificate of Trust of the Company, certified by the Secretary of State of the State of Delaware and certified by the Secretary of the Company (the “Certificate”), (iv) the Third Amended and Restated Agreement and Declaration of Trust of the Company, dated as of February 16, 2011, as amended and in effect as of the date hereof, certified by the Secretary of the Company (the “Charter”); (v) the Third Amended and Restated By-laws of the Company, as amended and in effect as of the date hereof, certified by the Secretary of the Company (the “By-Laws”); and (vi) certain resolutions of the Board of Trustees of the Company (the “Board of Trustees”), adopted on August 20, 2014, relating to the issuance, sale and registration of the Securities (the “Resolutions”), certified by the Secretary of the Company.

GAMCO Global Gold, Natural Resources & Income Trust

December 2, 2014

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

As to any facts relevant to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Statutory Trust Act (the “DSTA”).

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized by all requisite statutory trust action on the part of the Company under the DSTA and, when the Securities are issued and delivered by the Company pursuant to the Sales Agreement against payment of the consideration set forth therein, and duly entered into the share record books of the Company, the Securities will be validly issued, and will be fully paid and non-assessable.

GAMCO Global Gold, Natural Resources & Income Trust

December 2, 2014

We hereby consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are within the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate,

     Meagher & Flom LLP